UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2023

Howmet Aerospace Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3610	25-0317820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 200 Pittsburgh, Pennsylvania	15212-5872
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations (412) 553-1950
Office of the Secretary (412) 553-1940
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	HWM	New York Stock Exchange
$3.75 Cumulative Preferred Stock, par value $100 per share	HWM PR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

As previously disclosed, on November 22, 2023, Howmet Aerospace Inc. (“Howmet Aerospace” or the “Company”) entered into two term loan agreements for (i) a $200 million senior unsecured delayed draw term loan facility for borrowings denominated in U.S. dollars (the “USD Term Loan Facility”), and (ii) a ¥33 billion senior unsecured delayed draw term loan facility for borrowings denominated in Japanese yen (the “JPY Term Loan Facility” and, together with the USD Term Loan Facility, the “Term Loan Facilities”).

In December 2023, the Company drew $200 million from the USD Term Loan Facility and approximately $200 million from the JPY Term Loan Facility.  The Company also entered into interest rate swaps to exchange the floating interest rates of the Term Loan Facilities into fixed interest rates.  With the benefit of the Company’s credit rating upgrade by S&P Global Ratings on December 15, 2023, the Company obtained a weighted average fixed interest rate of approximately 3.9%.

On December 28, 2023, the Company completed an early partial redemption of its outstanding 5.125% Notes due October 2024 (the “2024 Notes”) in the aggregate principal amount of $500 million.  Such 2024 Notes were redeemed with approximately $106 million of cash on hand and approximately $400 million from the Term Loan Facilities at an aggregate redemption price of approximately $506 million, including accrued interest of approximately $6 million.  Following this redemption, the aggregate outstanding principal amount of the 2024 Notes is approximately $205 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOWMET AEROSPACE INC.

Dated: December 28, 2023	By:	/s/ Paul Myron
	Name:	Paul Myron
	Title:	Vice President and Treasurer